Exhibit  10.3

                  Agreement to Rescind Asset Purchase Agreement

            This Agreement to Rescind Asset Purchase Agreement ("Rescission Agreement") is made on the 22nd day of October, 2002, by and between CONOLOG CORPORATION ("Conolog"), a Delaware corporation with its principal place of business at 5 Columbia Road, Somerville, New Jersey, and Independent Computer Maintenance Corp. ("ICM"), formerly known as Lonogoc Corporation ("Lonogoc"), a New Jersey corporation with its principal place of business at 5 Columbia Road, Somerville, New Jersey, on the one hand, and NATONY CORP. ("Natony"), formerly known as Independent Computer Maintenance Corp., with its principal place of business at 1037 Route 46 East, Suite C-102, Clifton, New Jersey, and Anthony Natoli ("Natoli"), individually, on the other hand:

                               W I T N E S S E T H

            WHEREAS, Conolog, as Parent of ICM, and ICM, as Buyer, then known as Lonogoc, purchased substantially all of the assets and assumed certain liabilities of Natony, as Seller, then known as ICM, under an Asset Purchase Agreement dated July 21, 2000 ("Asset Purchase Agreement"); and

            WHEREAS, there has occurred a misunderstanding and/or dispute between the parties with regard to the intent and performance of the Asset Purchase Agreement; and

            WHEREAS, Conolog and ICM, on the one hand, and Natony and Natoli, on the other hand, have agreed to resolve any and all misunderstandings and/or disputes between them by rescission of the Asset Purchase Agreement and by placing, to the extent possible, the parties in the positions they would have been had they never entered into and closed the Asset Purchase Agreement;

            NOW, THEREFORE, Conolog and ICM, on the one hand, and Natony and Natoli, on the other hand, agree to the following terms and conditions intending to be legally bound.


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            1. RESCISSION. Conolog and ICM, on the one hand, and Natony and
Natoli, on the other hand, agree to rescind the Asset Purchase Agreement.

            A. Return of Assets. All assets transferred from Natony to ICM under paragraph 1.01 (a) of the Asset Purchase Agreement, to the extent they are owned by ICM and exist, shall be returned to Natoli, free and clear of all liens and encumbrances, including: (i) Merchandise inventory;

                  (ii)    Customer files and customer lists;

                  (iii) Goodwill of ICM, including the right to use the names "Independent Computer Maintenance Corp." and "ICM, and the internet domain name "ICMCORPORATION.COM;"

                  (iv) Any ICM security deposits held by others to secure ICM performance of agreements;

                  (v)     Customer service contracts and open purchase orders;

                  (vi) Unfilled customer service contracts and, with respect to pre-paid service contracts, the pro-rata portion of the fee paid for the un-expired term of the service contract ("pre-paid fee"). The pre-paid fee may be taken as a credit against the 10 year promissory note forming a portion of the return of the purchase price;

                  (vii) Originals of all ICM's books and records, including but not limited to customer invoices, bank statements, cancelled checks; financial statements, sales and earnings reports and figures through date of closing, employee and payroll information;

                  (viii) All furniture, fixtures and equipment received by ICM under the Asset Purchase Agreement, to be in the same condition as when received by ICM;

                  (ix)    Any and all rights to the telephone number
                          973.916.1800.

            Conolog and ICM shall arrange to deliver the assets to Natoli at 1037 Route 46 East, Suite C-102, Clifton, New Jersey, on or before Friday, October 25, 2002, at


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            its cost, subject to a $750 credit against the pre-paid fees set forth in sub-paragraph 1.A. (vi) above.

            B. Return of Purchase Price. The full amount of the purchase price paid by ICM to Natoni and Natoli under the Asset Purchase Agreement ($600,000) shall be returned and paid to Conolog as follows:

                  (i) Natony and Natoli shall pay $300,000 to Conolog at closing;

                  (ii) Natoli shall deliver a promissory note to Conolog at closing in the amount of $150,000, bearing interest of 7.5% per annum payable over 2 years in 24 equal monthly payments of $6,749.94 per month, beginning on December 30, 2002, and continuing for 24 months, with the final payment due on November 30, 2004. The Note shall be secured by a first mortgage on the condominium owned by Mr. Natoli at 1037 Route 46 East, Suite C-102, Clifton, New Jersey;

                  (iii) Natony and/or Independent Computer Maintenance, LLC (Anthony Natoli, Managing Member) shall deliver a promissory note to Conolog at closing in the amount of $150,000, less any prepaid fees, bearing interest of 5.0% per annum payable over 10 years in 120 equal monthly payments beginning on December 30, 2004. Interest only shall accrue for the first two years, so that the balance on December 30, 2004, will be $165,000 and will be payable in 120 equal monthly payments of $1,750.08 per month.

                          The parties agree that the amount of pre-paid fees is $13,400. Thus the amount of this 10 year Note shall be $137,350 ($150,000 less $13,400 pre-paid fees plus
                          $750 moving reimbursement). The parties agree that the principal balance due on December 30, 2004, shall be $151,500, and will be payable in 120 equal monthly payments of $1,606.89 per month.

            C. Assumption of Liabilities. Natony and Natoli shall assume and shall be fully liable to pay and/or discharge, and shall hold Conolog and ICM harmless from and against, the following liabilities:

                  (i)     Customer service contracts (maintenance);


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                  (ii)    Customer service contracts (block of time);

                  (iii) DSL service contract at 1037 Route 46 East, Suite C-102, Clifton, New Jersey;

                  (iv)    Telephone Directory Assistance Advertising Contracts.

            D. Excluded Assets and Liabilities. Conolog and ICM shall retain any and all accounts receivable for goods and services sold and provided to customers up to and including October 26, 2002. In the event that any payments are received by Natony and/or Natoli for goods and services sold and provided by ICM to customers prior to closing, they shall remit such payments, in full, to Conolog within five (5) business days of receipt. Conolog and ICM shall retain and be fully liable to pay, and shall hold Natony and Natoli harmless from and against, any and all accounts payable for goods and services purchased and received by Conolog and/or ICM prior to the closing.

                  In the event that any payments are received by Conolog and/or
            ICM for goods and services sold and provided by Natoli to customers after October 26, 2002, Conolog and/or ICM shall remit such payments, in full, to Natoli within five (5) business days of receipt.

                  Conolog and ICM, on the one hand, and Natony and Natoli, on the other hand, shall cooperate with one another in the collection of all payments due on all invoices.

            2. Representations of Conolog and ICM. Conolog and ICM represent only that the assets returned to Natony and Natoli are free and clear of liens and encumbrances, except to the extent set forth here (example: pre-paid customer service contracts), that they have the authority to enter into and close this Rescission Agreement in accordance with


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its terms and that the same will not violate any agreement, by-law or certificate of incorporation, and that Robert Benou is authorized to execute this Rescission Agremeent and other documents reasonably necessary to close this Rescission Agreement. In addition, Conolog and ICM represent that all furniture, fixtures and equipment received by ICM under the Asset Purchase Agreement and returned to Natony and Natoli, shall be in the same condition as when received by ICM. No other representations, express or implied, are made by Conolog and/or ICM.

            3. Representations by Natony and Natoli. Natony and Natoli represent only that they have the authority to enter into and close this Rescission Agreement in accordance with its terms and that the same will not violate any agreement, by-law or certificate of incorporation, that Anthony Natoli is authorized to execute this Rescission Agreement and other documents reasonably necessary to close this Rescission Agreement and that the office condominium unit at 1037 Route 46 East, Suite C-102, Clifton, New Jersey, is owned by Natoli free and clear of liens and encumbrances and that the mortgage given to secure the $150,000 two (2) year note shall be a valid and binding 1st mortgage lien on the property. No other representations, express or implied, are made by Natony and Natoli.

            4. Natony and Natoli Indemnity. Natony and Natoli shall defend, indemnify and hold harmless Conolog, ICM and all of their officers, directors, employees and agents from and against any and all claims, actions and/or suits against Conolog, ICM and/or Natony, and against Conolog and ICM officers, directors, employees and agents arising from or related to the computer maintenance business of ICM or Natony and/or claims arising from or related to any conduct, acts or omissions of Natoli (whether as an employee or agent of Conolog, ICM or Natony, or individually) and/or claims arising from or related to any and all liabilities and debts of Natony and Natoli ("indemnity obligations"). The indemnity


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obligations set forth herein shall apply regardless of when the claims, actions, suits, liabilities and/or debts occurred or arose, and shall not be limited in amount. Natony shall be personally liable for and shall personally guaranty the indemnity obligations of Natony.

            Notwithstanding anything to the contrary herein, Natony and Natoli shall have no liability for (i) trade payables incurred for goods and services delivered or provided to Conolog or ICM prior to closing or for salary, benefits or employee withholding taxes incurred for services rendered prior to closing, which shall remain the liability and responsibility of ICM, or (ii) any liabilities or claims against Conolog or ICM arising from the conduct of the computer maintenance business by ICM, unless arising from acts or omissions of Natoli, between August 27, 2002, and October 26, 2002.

            5. Non-Competition By Conolog and ICM. Conolog and ICM shall not compete in the states of Connecticut, New Jersey, New York and/or Pennsylvania in the computer maintenance business for a period of three (3) years after closing. Conolog and ICM will not hire, retain or employ, as employees or independent contractors, in the conduct of any business of providing computer maintenance services to third parties any ICM technicians for a period of three
(3) years from the date of closing. Notwithstranding anything to the contrary herein, this Rescission Agreement and the reversing and unwinding of the Asset Purchase Agreement is not conditioned on ICM technicians agreeing to work for Natony and/or Natoli.

            6. Mutual Non-Disparagement. The parties will agree not to make any false or disparaging comments about the other.

            7. Non-Disclosure of Confidential Information. Conolog and ICM agree not to disclose any confidential and proprietary information concerning


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

the business of ICM and/or Natony, and shall execute the Confidentiality and Anti-Disparagement Agreement attached as Exhibit A.

            Notwithstanding anything to the contrary herein, the fact and terms of this Rescission Agreement and of the Confidentiality and Anti-Disparagement Agreement shall not be confidential.

            8. Use of Names "Independent Computer Maintenance Corp." and "ICM." Conolog and ICM shall not use the names or marks "Independent Computer Maintenance Corp." or "ICM" in any corporate name, bank account, letterhead, internet domain name, advertising or marketing, and shall remove reference to such names from any documents. ICM shall file an amendment to its certificate of incorporation to change its name to eliminate any use of the names or marks "Independent Computer Maintenance" or "ICM" within five (5) business days of closing this Rescission Agreement.

            9. Notice to Customers. Conolog shall send a notice to all customers in the form of letter attached as Exhibit B.

            10. Intent and Interpretation. It is the intent of the parties to rescind and reverse the Asset Purchase Agreement as though it never occurred, and to place the parties in the same positions they would have been had they never entered into and closed the Asset Purchase Agreement. This Rescission Agreement and its terms and conditions shall be interpreted to accomplish this result. In the event of any ambiguity or doubt as to the intent of the parties, this rescission Agreement and its terms should be interpreted and enforced in a manner that puts the parties in the same position or in the position as close to the same as reasonably possible had they never entered into and closed the Asset Purchase Agreement.


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

            11. Notices. Any notice to be given pursuant to the terms of this Agreement shall be in writing and forwarded to the other party and its attorney by Federal Express (or any other established overnight courier delivery service), or by facsimile, or by United States Certified Mail, return receipt requested, and receipted by the postal authority, and such notice so dispatched shall become effective on the date of receipt. For purposes thereof, the addresses of the parties and attorneys are as follows:

AS TO CONOLOG and ICM:     Robert Benou
                           Conolog Corporation
                           5 Columbia Road
                           Somerville, NJ 08876
                           Facsimile: 908.722.5461

                           and

                           Russell L. Hewit
                           Dughi, Hewit & Palatucci, P.C.
                           340 North Avenue
                           Cranford, NJ 07016
                           Facsimile: 908.272.0909

AS TO NATONY and NATOLI:   Anthony Natoli
                           1037 Route 46 East, Suite C-102
                           Clifton, NJ 07013
                           Facsimile: to be supplied

                           and

                           Dominic Caruso
                           1037 Route 46, Suite 105
                           Clifton, NJ 07013
                           Facsimile: 973.472.7763

            12. No Broker. All parties represent and warrant that they did not employ, contract with and/or contact any person to value, market for sale, find for purchase, or negotiate for purchase or sale all or any part of the assets being sold, transferred and/or assigned pursuant to this Rescission Agreement or otherwise to act as a broker or agent in connection with


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the subject matter of this Rescission Agreement. Conolog and ICM, and Natony and
Natoli, represent and warrant that they know of no basis or reason for any person to claim that any commission is due from the closing of this Rescission Agreement and each agrees to defend, indemnify and hold harmless the other for any claims arising from a breach of this paragraph (including settlements, judgments, awards and reasonable attorneys' fees and costs).

            13. Mutual Releases. Except as set forth in or to enforce or for breach of this Rescission Agreement, Conolog and ICM, on the one hand, and Natony and Natoli, on the other hand, forever release, waive, discharge and give up any and all claims and rights that they may have against the other (and the other's officers, directors, employees, agents and assigns) for any acts or omissions that have occurred up to the date of this Rescission Agreement, including but not limited to any and all claims, known as well as unknown, existing now or which may arise or accrue in the future from or related in any way to any act, omission, conduct, theory of strict liability or other occurrence which occurred or took place at any time up to the date on which this Rescission Agreement is made, arising from or related to (i) the Asset Purchase Agreement, (ii) the Employment Agreement between Natoli and ICM as well as the employment and termination of employment of Natoli by Conolog and/or ICM, and
(iii) the lease and termination of lease by ICM with regard to office space at 1037 Route 46 East, Suite C-102, Clifton, New Jersey. Except as set forth in or to enforce or for breach of this Rescission Agreement, the parties acknowledge and understand that they may never bring any claim against the other for any reason related in any way to something that they did or did not do prior to the date of this Rescission Agreement.

            14. Miscellaneous.


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            A. No Bulk Transfers. The parties have agreed to waive compliance with the procedures and requirements set forth in all applicable bulk transfer, bulk sale and similar laws of all jurisdictions in connection with the transactions provided in this Rescission Agreement.

            B. Sales Taxes. Any and all sales taxes applicable to the sale and tranfer of assets to Natony and Natoli pursuant to this Rescission Agreement shall be paid by Natony and Natoli, which shall be in addition to the purchase price and shall be paid at closing.

            C. Complete Agreement. This Rescission Agreement represents the complete understanding between the parties and supersedes any and all previous negotiations, representations or agreements as to the subject matter of this Rescission Agreement. This Rescission Agreement may not be amended except by a written instrument signed by all parties (or their respective legal counsel).

            D. Binding Effect. All of the terms, covenants and conditions contained in this Agreement are and shall be for the benefit of and shall bind the parties and their successors and assigns, respectively.

            E. Waivers Only in Writing. No requirement, obligation, remedy or provision of this Agreement shall be deemed to have been waived, unless waived expressly in writing. The waiver of any such provision in one or more instances shall not be considered a waiver of the right to enforce such provision thereafter.

            F. Legal Counsel and Expenses. Each party has had the benefit of representation and advice by his own selected independent legal counsel, and each party shall be solely responsible for all legal and other professional fees and costs


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            incurred to negotiate, draft and perform, or otherwise in way related to advice concerning, the Rescission Agreement.

            G. Choice of Law. This Rescission Agreement shall be constructed and interpreted, and any and all disputes under the Rescission Agreement resolved, in accordance with the laws of the State of New Jersey.

            H. Headings and Pronouns. The "headings" contained in this Agreement are the purposes of expediency and are not intended to interpret the content of the paragraph language they precede. As used herein, the masculine shall include the feminine; the singular shall include the plural; the neuter shall include the masculine and feminine; and vice versa.

[The remainder of this page is left blank intentionally. The next page is the signature page.]


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            IN WITNESS WHEREOF, the Parties sign this Rescission Agreement and agree to the all of the terms and conditions set forth in this Rescission Agreement intending to be legally bound as of the date first written above.

CONOLOG CORPORATION                 NATONY CORP.

--------------------------          -------------------------
Robert Benou, President             Anthony Natoli, President


Independent Computer                ANTHONY NATOLI, Individually
Maintenance Corp.

-------------------------           -------------------------
Robert Benou, Chairman              Anthony Natoli


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                                    Exhibit A

                CONFIDENTIALITY AND ANTI-DISPARAGEMENT AGREEMENT

      This Confidentiality and Anti-Disparagement Agreement ("Confidentiality Agreement") dated the 22nd day of October 22, 2002, is between Conolog Corp. (a Delaware Corporation) and Independent Computer Maintenance Corp. (a New Jersey Corporation), with offices at 5 Columbia Road, Somerville, NJ (referred to herein jointly as "CONOLOG") and Anthony Natoli, residing at 28 Jericho Road, Butler, NJ (referred to herein as "NATOLI").

            1. Purpose. The purpose of this Confidentiality Agreement is to protect confidential information and material (oral, written, by demonstration, electronic or by any other media or means) of the business operations of ICM, which Conolog purchased from NATOLI in July of 2000, and which sale is being rescinded by mutual consent. The parties acknowledge that information acquired by CONOLOG, its officers, employees and agents regarding business practices, procedures and transactions of ICM over the past 5 years has significant personal, commercial and pecuniary value which would be diminished by unauthorized disclosure to third parties. Accordingly, the commitments to confidentiality in this Confidentiality Agreement are a condition of the Rescission Agreement.

            2. Confidential Information. The term "Confidential Information" means all information, documents, books and records and materials conveyed by NATOLI to CONOLOG, and all information, documents, books and records and materials obtained or received by CONOLOG during the time that it was operating ICM. Confidential Information may include, by way of example, but without limitation: clients; potential clients; prices and pricing policies; quoting procedures; customer lists; client files; research; offering materials; promotional material; sources; computer files and systems; database; invoices; bank statements; checks;

forms; contracts; systems; billing practices and procedures; customer ordering habits and business needs; payment practices and procedures of customers; and internal and/or attorney investigations and reports concerning ICM and customer billing and payment practices and procedures and customer relationships or any other work product and information, whether anecdotal, factual or document based, relating in any manner to the computer maintenance business of ICM and/or Natony.

            3. Non-Disclosure. In consideration of the Rescission Agreement and return of the purchase price paid under the Asset Purchase Agreement from NATOLI to CONOLOG and other good and valuable consideration, CONOLOG agrees not to disclose or divulge to any other person, firm, corporation or entity whatsoever, any Confidential Information as defined in paragraph 2 above, other than (a) to an officer, director, employee, attorney, accountant, auditor, and/or other professional advisor of Conolog or ICM, (b) as required by law or order of a court of competent jurisdiction; (c) as necessary to comply with any legal, regulatory (including but not limited to any public listing agency or system for publicly traded securities) or government requirement; (d) as necessary to enforce the terms of the Rescission Agreement; or (e) as necessary to defend against any claims against Conolog, ICM or its officers, directors, employees or agents for matters indemnified by Natony and/or Natoli.

            4. Equitable Remedies for Breach. CONOLOG acknowledges that NATOLI's remedy in the form of monetary damages for any breach by CONOLOG of any of the provisions of this Confidentiality Agreement may be inadequate and that, in addition to any legal remedies for such breach, NATOLI shall be entitled to institute and maintain any appropriate proceeding or proceedings seeking the imposition of equitable remedies, including but not limited to the equitable remedies of specific performance, injunction and/or rescission.

            5. Effective Date. This Agreement is effective as of the date set forth above.

                                          CONOLOG CORPORATION


                                          --------------------------------------
                                          Robert Benou, President


                                          INDEPENDENT COMPUTER MAINTENANCE CORP.


                                          --------------------------------------
                                          Robert Benou, Chairman

                                    Exhibit B

                               Letter to Customers

                        Independent Computer Maintenance
                         1037 Route 46 East, Suite C-102
                                Clifton, NJ 07013
                                  973.916.1800

                                October 25, 2002

Dear Customer:

            Independent Computer Maintenance ("ICM") is pleased to announce that it has re-established its principal place of business in Clifton, New Jersey, under Mr. Anthony Natoli's original management team. ICM is no longer affiliated with Conolog Corporation of Somerville, New Jersey.

            ICM rendered services as a subsidiary of Conolog Corporation through Sunday, October 27, 2002, and will invoice customers for all services rendered through October 26, 2002. These invoices should be paid to ICM at the Somerville address - 5 Columbia Road, Somerville, NJ 08876.

            All services on and after October 28, 2002, will be provided and invoiced by ICM Clifton, and should be paid to ICM at the Clifton address -- 1037 Route 46 East, Suite C-102, Clifton, NJ 07013.

            We appreciate your business and look forward to continuing to provide you with the same quality services you have always expected from ICM.

                                    Sincerely,

                                    Independent Computer Maintenance Corp.


                                    Anthony Natoli